EXHIBIT 4.11

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED

Principal Amount: $1,544,000.00	Issue Date: April 2, 2008

Unsecured Convertible Promissory Note

FOR  VALUE  RECEIVED,  Visual Management Systems,  Inc., a Nevada corporation with an address at 1000 Industrial Way North Suite C, Toms River, NJ 08755 (the "Company"), hereby promises to pay to the order of Intelligent Digital Systems, LLC, a Delaware limited liability company, with an address at 543 Broadway, Massapequa, New York 11758 or its registered  assigns  or  successors  in  interest (the “Holder”), the sum of One Million Five-Hundred Forty Four Thousand Dollars  ($1,544,000.00), on April 2, 2011 (the "Maturity Date") or such earlier date as this Unsecured Convertible Promissory Note (this “Note”) is required or permitted to be repaid as provided hereunder  If not converted, or paid within 30 days of maturity, then from and after the maturity date this Note shall bear interest at the rate 12% per annum.

Section 1. Definitions.

For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement dated as of even date herewith among the Company, Holder, Jay Russ and IDS Patent Holding, LLC (the “Asset Purchase Agreement”) and (b) the following terms shall have the following meanings:

1.1
“Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person, as such terms are used in and construed under Rule 405 under the Securities Act.

1.2	“Common Stock” means the Company’s common stock, par value $0.001 per share.

1.3
 “Conversion Date” means the date upon which the Company receives written notice from Holder, of Holder’s desire and right (pursuant to the terms of this Note) to convert any or all of the principal amount or accrued interest under this Note into shares of Common Stock of the Company.  For the purposes of this definition, the date of receipt of said notice shall be the date such notice is sent in accordance with Section 8.1 below

1.4	“Conversion Price” means the conversion price in effect on any given date, which initially shall be equal to $1.15 but which shall be subject to adjustment as described herein.

1.5	“Conversion Shares” or “Shares” means the shares of Common Stock issued or issuable upon conversion of any or all of the principal amount or accrued interest under this Note.

1.6	“Effective Date” means the effective date of any registration statement filed with the SEC covering all or such portion of the Conversion Shares as may be specified in such registration statement.

1.7	“Exchange Act” means the Securities Exchange Act of 1934, as amended to date.

1.8
“Mandatory Default Amount” means the sum of (a) the outstanding principal amount of this Note, plus interest thereon calculated at the rate of 12% per annum from the date of the Event of Default and (b) all other amounts, costs, expenses due in respect of this Note.

1.9
“Permitted Issuances” means an issuance of (a) shares of Common Stock issued in connection with a stock split or stock dividend described in Section 4.1, (b) shares of Common Stock issued upon conversion of any or all of the principal amount or accrued interest under this Note, (c) shares of capital stock of the Company (or options, warrants or other rights to purchase such capital stock) issuable or issued to employees, officers, consultants or directors of the Company pursuant to agreements or plans approved by the Board of Directors of the Company, or (d) shares of capital stock of the Company subject to options, warrants or convertible securities that are outstanding as of the date hereof.

1.10
“Registration Statement” means a registration statement that registers the resale of such number of Conversion Shares of the Holder as shall be permitted or required to be registered under the terms of the Registration Rights Agreement, names such Holder as a “selling stockholder” therein, and meets all other requirements of the Registration Rights Agreement.

1.11	“Specified Debenture Holders” shall mean the holders of a majority of the then outstanding 5% Senior Secured Original Issue Discount Convertible Debentures (the “Debentures”) issued by the Company.

1.12	“Trading Day” means a day on which the New York Stock Exchange is open for business.

Section 2. Principal and Interest

2.1
Principal.  The principal amount due to the Holder of this Note shall be One Million Five-Hundred Forty Four Thousand Dollars ($1,544,000.00), which shall be payable in full on the Maturity Date to Holder or its registered assigns or successors, unless otherwise previously paid in full or converted.  The principal of this Note may not be prepaid, in whole or in part, prior to the Maturity Date except with the prior consent of Holder.

2.2
Interest.  No interest shall accrue hereunder until the Maturity Date.  If not paid in full or converted in full prior to the Maturity Date, then from and after the Maturity Date simple interest shall accrue on the outstanding principal amount at the annual rate of 12%.

2.3
Interest Calculations. Interest shall be calculated on the basis of a 365-day year, and shall accrue daily commencing on the Maturity Date. until payment or conversion in full of the principal amount due hereunder, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest shall not accrue with respect to any principal amount previously converted.

Section 3.  Conversion

3.1
Voluntary Conversion.  This Note will be convertible in whole or in part at any time and from time to time at the discretion of the Holder, into the Company’s Common Stock from and after the earliest to occur of the following:

	3.1.1	May 31, 2010;

3.1.2
The approval of the conversion of this Note by the Specified Debenture Holders; provided, however, that such approval shall be deemed to have been given from and after the first date on which no Debentures that are outstanding on the date hereof remain outstanding; or

3.1.3
Any of the following is agreed to or publicly announced: (i) the sale of all or substantially all of the assets of the Company, (ii) the purchase by any party of more than 25% of the outstanding common stock of the Company, (iii) the commencement of a tender offer with respect to 25% or more of the outstanding common stock of the Company, (iv) a merger transaction which results in the shareholders of Company immediately before the transaction owning less than 50% of the outstanding common stock of the surviving entity after the transaction or (v) a secondary registered offering by one or more holders of more than 5% of the outstanding common stock of the Company, other than pursuant to the Form SB-2 Registration Statement filed by the Company on December 21, 2007 which has been converted to a Form S-1 Registration Statement (any such transaction, a “Company Sale Transaction”).

3.2	Conversion Price. The initial conversion price in effect on any Conversion Date shall be equal to $1.15, subject to adjustment as described herein (the “Conversion Price”).

3.3	[Reserved]

3.4	Mechanics of Conversion.

3.4.1
Conversion Shares Issuable Upon Conversion of Principal Amount. Subject to and in compliance with the provisions of this Note and the Asset Purchase Agreement, the Holder has the right to convert the principal or any portion thereof, into, an amount of shares of Common Stock equal to the amount of principal plus any accrued interest thereon being converted divided by the Conversion Price (the number of shares so calculated the “Conversion Number”). Upon conversion, the Company will issue to Holder a number of shares of Common Stock equal to the Conversion Number.

3.4.2
Approval of the Specified Debenture Holders.  Except where approval is deemed given pursuant to Section 3.1.2 of this Note, all requests by the Holder for the permission of the Specified Debenture Holders to initiate conversion pursuant to Section 3.1.2 of this Note shall be made through the Company.  Upon receipt of written notice from the Holder, the Company shall promptly submit the Holder’s request to the Specified Debenture Holders.  The Company shall not be responsible for the timeliness of any response to the Holder’s request by the Specified Debenture Holders, nor for the substance of their response.  In the case of the Specified Debenture Holder’s denial of Holder’s request to initiate conversion, Holder agrees to hold the Specified Debenture Holders and the Company blameless and without liability for any injury or loss to the Holder resulting from the inability to initiate conversion.  Holder agrees that it has no recourse against the Company or the Specified Debenture Holder’s for the Specified Debenture Holder’s denial of Holder’s request to initiate conversion.

3.4.3
Notice of Conversion.  In compliance with the terms of section 3.1 of this Note relevant to Holder’s right to initiate conversion of principal or accrued interest, Holder shall indicate to Company its intention to initiate conversion by delivering to the Company written notice of its intention in a form substantially compliant with that of the Notice of Conversion included as Annex A of this Note.  The date upon which the Company receives said notice shall be deemed the Conversion Date.  Except where approval is deemed given pursuant to Section 3.1.2 of this Note, for purposes of conversions requiring approval of the Specified Debenture Holders, the conversion date shall be deemed the date upon which the Company receives notice from the Specified Debenture Holders as to their approval of the conversion.

3.4.4
Tolling of Conversion Date.  If the Company shall reasonably believe that Holder is as of the date notice of conversion is received, not entitled to initiate conversion under the terms of this Section 3, the Company shall as soon as practicable indicate said belief in writing to the Holder.  The Conversion Date shall then be tolled until receipt of written proof to the Company’s reasonable satisfaction that the Holder is entitled to initiate conversion.

3.4.5
Delivery of Certificate Upon Conversion. Not later than seven Trading Days after each Conversion Date, the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which prior to the Effective Date with respect to such Conversion Shares, shall contain such restrictive legends as may be required pursuant to the Securities Act. Such certificate or certificates shall represent the number of shares of Common Stock being acquired upon the conversion of this Note. On or after the Effective Date with respect to such Conversion Shares, the Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 3 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

3.5
Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4) upon the conversion of the outstanding principal amount of this Note. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public sale in accordance with such Registration Statement.

3.6
Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Conversion Price at such time.

3.7
Transfer Taxes. Company shall not be required to pay any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of certificates representing conversion shares, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 4.  Certain Adjustments

The Conversion Price shall be adjusted from time to time by the Company as follows:.

4.1
Stock Dividends and Stock Splits.  If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Note); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4.2	Dilutive Issuances.

4.2.1
If, at any time while this Note is outstanding, the Company shall: (A) issue any options, warrants or other rights (excluding Permitted Issuances) entitling the record or beneficial holder thereof to subscribe for, or purchase, shares of Common Stock for a consideration per share less than the then-effective Conversion Price; (B) issue or sell securities of the Company convertible into, or exchangeable for, shares of Common Stock for a consideration per share less than the then-effective Conversion Price; or (C) issue or sell additional shares of Common Stock for a consideration per share less than the then-effective Conversion Price (any of the foregoing events described in clauses (A), (B), and (C), a “Dilutive Issuance”); then the Conversion Price shall be adjusted to a price determined by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance by a fraction the numerator of which shall be the sum of the number of shares of Common Stock (i) outstanding immediately prior to such Dilutive Issuance, (ii) issuable upon exchange or conversion of any exchangeable or convertible securities outstanding immediately prior to such Dilutive Issuance, (iii) issuable upon the exercise of all options, warrants or similar rights outstanding immediately prior to such Dilutive Issuance and (iv) which the aggregate consideration received by the Company for such Dilutive Issuance would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance, and the denominator of which shall be the sum of the number of shares of Common Stock in clauses (i), (ii) and (iii) above plus the number of shares of Common Stock issued or issuable in such Dilutive Issuance at the stated issue or exercise price thereof.

4.2.2
In the case of a Dilutive Issuance of securities for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

4.2.3
In the case of a Dilutive Issuance of securities for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Company irrespective of any accounting treatment.

4.2.4
In the case of a Dilutive Issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4:

4.2.4.1
The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4.2.2 and 4.2.3), if any, received by the Company upon the issuance of such options or rights plus the minimum aggregate exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

4.2.4.2
The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum aggregate additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.2.2 and 4.2.3).

4.2.4.3
In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions hereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

4.2.4.4
The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4.2.4.1 and 4.2.4.2 shall be appropriately adjusted to reflect any change, termination or expiration of the type described in Section 4.2.4.3.

4.3
Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4 and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

4.4
For purposes of this Section 4, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

4.5	Notice to the Holder.

4.5.1
Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

4.5.2
Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last known address, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 5.  Event of Default

5.1.
Event of Default.  “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

	5.1.1.	The Company shall fail to pay the principal amount of this Note within ten (10) days of when due;

5.1.2.
The Company shall fail to observe or perform any other covenant or agreement contained in this Note (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion), which failure is not cured, if possible to cure, within 30 calendar days after notice of such failure sent by the Holder to the Company;

5.1.3.
 (A) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction relating to the Company; (B) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement; (C) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (D) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (E) the Company makes a general assignment for the benefit of creditors; (F) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (G) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; or

5.1.4.
The Company shall fail for any reason to deliver certificates to a holder of this Note prior to the seventh Trading Day after a Conversion Date or the Company shall provide at any time notice to such holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any portion of the principal amount or accrued interest under this Note in accordance with the terms hereof.

5.2.
Remedies Upon Event of Default. If any Event of Default shall have occurred, the Mandatory Default Amount shall become immediately due and payable in cash. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment pursuant to this Section 5.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

5.3.
Company Contract Default as Event of Default.  In the event that the Company fails to perform or otherwise breaches any obligation or agreement under the terms of that certain Consulting Agreement by and between the Company and Jay Russ, dated as of the date hereof (the “Consulting Agreement”), then in any such case, Holder shall have the right, exercisable by delivery of written notice thereof to the Company in accordance with the terms of Section 8.1 of this Note, from the date of the occurrence of such failure or breach to declare such failure or breach thereunder an Event of Default hereunder.  Any declared Event of Default pursuant to this Section 5.3 shall be effective as of the date of such failure or breach under the Consulting Agreement and shall be subject to the terms of Section 5.2 of this Note in all respects as an Event of Default hereunder.

Section 6. Acceleration of Maturity Date

Acceleration Upon Sale of Company.  In the event the Company consummates a transaction involving either (a) the sale of all or substantially all of the assets or outstanding shares of capital stock of the Company, or (b) a merger pursuant to which 51% or more of the shares of capital stock of the Company are converted into the right to receive cash therefor, then in any such case, Holder shall have the right at any time thereafter, exercisable by delivery of written notice thereof to the Company in accordance with the terms of Section 8.1 of this Note, to accelerate the Maturity Date and cause any then outstanding indebtedness or obligation under this Note to immediately become due and payable.

Section 7. Assignments

7.1
Assignable in Whole Only.  This Note may only be assigned in whole to a third party, and any and all rights and obligations under this Note will pass in full to any assignee who shall by accepting the assignment agree to all relevant terms of this Note as to their valid and legally binding status.

7.2
Notice to the Company.  The Holder must notify the Company in writing of any intent to make assignment of this Note to any party prior to execution of any agreements to effectuate such.  Included in said notice the Holder must submit to the Company proof of the assignee’s legal ability to hold this Note and comply with its terms, and any other documentation reasonably requested by the Company regarding assignee’s identity.  Upon approval by the Company, not to be unreasonably withheld, the Holder may then proceed with the desired assignment.

7.3
Registration of Assignment.  Upon execution of any and all assignments of this Note, the Holder shall submit to the Company all relevant agreements governing the assignment transaction.  Upon final receipt by the Company of said agreements the assignment shall be considered a Registered Assignment, and the assignee a Registered Assignee, and the new Holder of this Note.

Section 8. Miscellaneous

8.1
Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number 732-281-1365, Attention: Chief Financial Officer or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile addressed to the Holder (a) at the facsimile number (516) 541-1077, or (b) if such facsimile transmission is unsuccessful after the Company’s good faith effort to deliver notice to Holder at such facsimile number, then by a nationally recognized overnight courier service to the Holder’s principal place of business. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 prior to 5:30 p.m. (New Jersey time ), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 between 5:30 p.m. (New Jersey time) and 11:59 p.m. (New Jersey time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

8.2
Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal amount and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

8.3
Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

8.4
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

8.5
Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by the Company or the Holder must be in writing.

8.6
Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

8.7	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

8.8
Assumption. Except as otherwise provided in Section 4, any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Note pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new Note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Note and having similar ranking to this Note, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 8.8 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Note.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

VISUAL MANAGEMENT SYSTEMS, INC.

By:
Name:	Jason Gonzalez
Title:	Chief Executive Officer

WITNESS:

_______________________________

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Unsecured Convertible Promissory Note issued April 2, 2008 of Visual Management Systems, Inc., a Nevada corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No: _______________
Account No: _______________

ANNEX B

CONVERSION SCHEDULE

The Unsecured Convertible Promissory Note issued on April 2, 2008 in the aggregate principal amount of $1,544,000.00 is issued by Visual Management Systems, Inc.  This Conversion Schedule reflects conversions made under Section 3 of the above referenced Note.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Company Attest